Exhibit 99.1

December 29, 2004

Company Press Release

Source:	Sonic Innovations, Inc.

Contact:	Stephen L. Wilson	Andrew G. Raguskus
	Senior Vice President and CFO	President and CEO
	801-365-2804	801-365-2800

Sonic Innovations Announces Acceleration of Option Vesting

Salt Lake City, Utah, December 29, 2004 — Sonic Innovations, Inc. (Nasdaq: SNCI), today announced that on December 23, 2004, it accelerated the exercisability of stock options previously awarded to employees, officers and directors with exercise prices greater than the closing price of its common stock as of December 23, 2004 of $4.18 per share. Options that provided for accelerated vesting based on performance were not affected. Options to purchase approximately 1.0 million shares became exercisable immediately as a result of the vesting acceleration. The exercise prices and number of shares subject to the accelerated options were unchanged.

“Under the recently issued Financial Accounting Standard Board Statement No. 123R, “Share-Based Payment” (“FAS 123R”), the Company will be required to apply the expense recognition provisions under FAS 123R beginning July 1, 2005. The Company believes that accelerating the vesting on stock options that have exercise prices in excess of current market prices will reduce the Company’s compensation expense in future periods and not result in a charge in the current period. We believe this is a prudent decision and in the best interest of the Company and our shareholders,” stated Andy Raguskus, Sonic Innovations’ President and CEO.

Sonic Innovations designs, develops, manufactures and markets advanced digital hearing aids designed to provide the highest levels of satisfaction for hearing-impaired consumers. Capitalizing on its advanced understanding of human hearing, the Company has developed patented digital signal processing, or DSP, technologies and embedded them in the smallest single-chip DSP platform ever installed in a hearing aid. The Company believes its hearing aids set the standard for consumer satisfaction because they deliver more natural, localized sound and can provide for better speech intelligibility in the presence of background noise than competing hearing aids. For more information, please visit our website at www.sonici.com.

This press release contains “forward-looking statements” as defined under securities law, including statements relating to the Company’s expectations regarding the accounting treatment for stock options on the Company’s financial results in the current and future periods. Actual results may differ materially and adversely from those expressed in any forward-looking statements. These factors include, but are not limited to, the possibility that FAS 123R will be changed, amended or interpreted, thereby changing the Company’s current assessment of the effects of the adoption of FAS 123R on the acceleration of the vesting of stock options and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission. For additional information regarding the risks inherent in our business, please see “Factors That May Affect Future Performance” included in our Annual Report on Form 10-K for the year ended December 31, 2003, and in our Quarterly Report on Form 10-Q for the quarter ended September

30, 2004, as filed with the Securities and Exchange Commission. We undertake no obligation to revise our forward-looking statements to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.